ENERGY TRANSFER REPORTS FIRST QUARTER 2020 RESULTS AND REDUCES CAPITAL EXPENDITURES
Dallas - May 11, 2020 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended March 31, 2020.
ET reported an earnings net loss attributable to partners for the three months ended March 31, 2020 of $855 million, which included non-cash goodwill impairments of $1.3 billion recorded during the period as a result of decreases in commodity prices and market demand.
Adjusted EBITDA for the three months ended March 31, 2020 was $2.64 billion, a decrease of $100 million compared to the three months ended March 31, 2019, primarily due to crude oil, NGL and refined products inventory valuation adjustments totaling $213 million in the first quarter of 2020. Without the inventory adjustments, Adjusted EBITDA would have been $2.85 billion for the first quarter of 2020.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2020 was $1.42 billion, a decrease of $177 million compared to the three months ended March 31, 2019, primarily due to the decrease in Adjusted EBITDA. Distribution coverage ratio for the three months ended March 31, 2020 was 1.72x, yielding excess coverage of $594 million of Distributable Cash Flow attributable to partners in excess of distributions.
ET has a fully-integrated midstream franchise which includes natural gas, crude oil, and NGL infrastructure assets serving customers in all of the major producing basins and markets across the U.S.  During the first quarter of 2020, the Partnership’s operations performed well, with intrastate natural gas, crude oil and NGL transportation volumes higher compared to the same period in 2019.
Based on the outlook for the current market, ET is reducing its 2020 growth capital outlook by at least $400 million, to $3.6 billion, with another $300 million to $400 million of capital under evaluation for potential further reductions during the year. In the first quarter, ET spent approximately $1.0 billion on growth capital projects.  ET expects that approximately 70 percent of the growth capital in 2020 will be spent on projects that are already 60 percent or more complete and will be in-service in 2020 or early 2021. ET also continues to review the broader market with lower commodity prices and producer activity and is updating its 2020 outlook for Adjusted EBITDA to range from $10.6 billion to $10.8 billion. ET maintains strong liquidity of approximately $4 billion as of March 31, 2020 and has significant asset strength and financial flexibility to manage through the current market cycle.
Key accomplishments and current developments:
Operational

•
In the first quarter of 2020, the COVID-19 pandemic prompted several states and municipalities in which we operate to take various actions to contain and combat the outbreak and spread of the virus. To date, our field operations have continued largely uninterrupted, and remote work and other COVID-19 related conditions have not significantly impacted our ability to maintain operations or caused us to incur significant additional expenses.

•	In April 2020, ET was a successful bidder to lease crude oil storage capacity in the Department of Energy’s Strategic Petroleum Reserve.

•	In February 2020, Frac VII was placed in service, bringing the total fractionation capacity at Mont Belvieu to over 900,000 barrels per day.

•	In January 2020, the 200 MMcf/d Panther II processing plant in the Permian Basin was placed into full commissioned service.
Strategic

•	During this first quarter, we completed the integration of the recently acquired SemGroup business and we began to realize financial savings from those actions.
Financial

•	In January 2020, Energy Transfer Operating, L.P. (“ETO”) completed a registered offering of $4.5 billion of its senior notes and $1.6 billion of perpetual preferred units.

•
In March 2020, ET announced a quarterly distribution of $0.305 per unit ($1.220 annualized) on ET common units for the quarter ended March 31, 2020. The distribution coverage ratio for the first quarter of 2020 was 1.72x.

•	As of March 31, 2020, ETO’s $6.00 billion revolving credit facilities had an aggregate $3.97 billion of available capacity, and ETO’s leverage ratio, as defined by its credit agreement, was 4.12x.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30 percent of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2020. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 4:00 p.m. Central Time, Monday, May 11, 2020 to discuss its first quarter 2020 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com or ir.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent sharp decline in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets (1)	$5,119	$7,464

Property, plant and equipment, net	74,586	74,193

Advances to and investments in unconsolidated affiliates	3,337	3,460
Lease right-of-use assets, net	1,033	964
Other non-current assets, net (1)	1,515	1,571
Intangible assets, net	6,116	6,154
Goodwill	3,835	5,167
Total assets	$95,541	$98,973
LIABILITIES AND EQUITY
Current liabilities	$6,166	$7,724

Long-term debt, less current maturities	50,299	51,028
Non-current derivative liabilities	573	273
Non-current operating lease liabilities	821	901
Deferred income taxes	3,214	3,208
Other non-current liabilities	1,193	1,162

Commitments and contingencies
Redeemable noncontrolling interests	745	739

Equity:
Total partners’ capital	19,447	21,920
Noncontrolling interests	13,083	12,018
Total equity	32,530	33,938
Total liabilities and equity	$95,541	$98,973

(1)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The balances as of December 31, 2019 have been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2020	2019(1)
REVENUES	$11,627	$13,121
COSTS AND EXPENSES:
Cost of products sold	8,291	9,477
Operating expenses	879	808
Depreciation, depletion and amortization	867	774
Selling, general and administrative	204	147
Impairment losses (2)	1,325	50
Total costs and expenses	11,566	11,256
OPERATING INCOME	61	1,865
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(602)	(590)
Equity in earnings (losses) of unconsolidated affiliates	(7)	65
Losses on extinguishments of debt	(62)	(18)
Losses on interest rate derivatives	(329)	(74)
Other, net	3	(4)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(936)	1,244
Income tax expense from continuing operations	28	126
NET INCOME (LOSS)	(964)	1,118
Less: Net income attributable to noncontrolling interests	(121)	297
Less: Net income attributable to redeemable noncontrolling interests	12	13
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	(855)	808
General Partner’s interest in net income (loss)	(1)	1
Limited Partners’ interest in net income (loss)	$(854)	$807
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$(0.32)	$0.31
Diluted	$(0.32)	$0.31
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,691.7	2,619.5
Diluted	2,691.7	2,627.9

(1)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The condensed consolidated statement of operations for the three months ended March 31, 2019 has been adjusted to reflect this change in accounting policy.

(2)
As a result of interim impairment tests performed during the first quarter of 2020, the Partnership recognized a goodwill impairment of $483 million related to our Arklatex and South Texas operations within the midstream segment, a goodwill impairment of $183 million related to our Lake Charles LNG regasification operations within the interstate transportation and storage segment due to a contractual reduction in payments for the remainder of the contract term, and a goodwill impairment of $40 million related to our all other operations primarily due to decreases in projected future revenues and cash flows as a result of the overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million during the three months ended March 31, 2020, which is included in the Partnership's consolidated results of operations.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019(a)
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow(b):
Net income (loss)	$(964)	$1,118
Interest expense, net of interest capitalized	602	590
Impairment losses	1,325	50
Income tax expense from continuing operations	28	126
Depreciation, depletion and amortization	867	774
Non-cash compensation expense	22	29
Losses on interest rate derivatives	329	74
Unrealized gains on commodity risk management activities	(51)	(49)
Losses on extinguishments of debt	62	18
Inventory valuation adjustments	227	(93)
Equity in (earnings) losses of unconsolidated affiliates	7	(65)
Adjusted EBITDA related to unconsolidated affiliates	154	146
Other, net	27	17
Adjusted EBITDA (consolidated)	2,635	2,735
Adjusted EBITDA related to unconsolidated affiliates	(154)	(146)
Distributable cash flow from unconsolidated affiliates	113	93
Interest expense, net of interest capitalized	(602)	(590)
Preferred unitholders’ distributions	(89)	(53)
Current income tax (expense) benefit	14	(28)
Maintenance capital expenditures	(103)	(92)
Other, net	22	18
Distributable Cash Flow (consolidated)	1,836	1,937
Distributable Cash Flow attributable to Sunoco LP (100%)	(159)	(97)
Distributions from Sunoco LP	41	41
Distributable Cash Flow attributable to USAC (100%)	(55)	(55)
Distributions from USAC	24	21
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(290)	(251)
Distributable Cash Flow attributable to the partners of ET	1,397	1,596
Transaction-related adjustments	20	(2)
Distributable Cash Flow attributable to the partners of ET, as adjusted	$1,417	$1,594
Distributions to partners:
Limited Partners	$822	$799
General Partner	1	1
Total distributions to be paid to partners	$823	$800
Common Units outstanding – end of period	2,694.2	2,619.6
Distribution coverage ratio	1.72x	1.99x

(a)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The results for the three months ended March31, 2019 have been adjusted to reflect this change in accounting policy.

(b)
Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
The introductory section of this press release refers to the Partnership’s Adjusted EBITDA without inventory adjustments for the three months ended March 31, 2020.  This measure was calculated consistently with Adjusted EBITDA (which is reconciled to the Partnership’s net income (loss) above), except that inventory valuation adjustments of $213 million were excluded in the calculation of $2.85 billion.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.

On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Segment Adjusted EBITDA:
Intrastate transportation and storage	$240	$252
Interstate transportation and storage	404	456
Midstream	383	382
NGL and refined products transportation and services	663	612
Crude oil transportation and services	591	744
Investment in Sunoco LP	209	153
Investment in USAC	106	101
All other	39	35
Total Segment Adjusted EBITDA	$2,635	$2,735
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2020	2019
Natural gas transported (BBtu/d)	13,135	11,982
Withdrawals from storage natural gas inventory (BBtu)	6,975	—
Revenues	$593	$856
Cost of products sold	303	572
Segment margin	290	284
Unrealized (gains) losses on commodity risk management activities	(6)	10
Operating expenses, excluding non-cash compensation expense	(41)	(42)
Selling, general and administrative expenses, excluding non-cash compensation expense	(9)	(6)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Segment Adjusted EBITDA	$240	$252
Transported volumes increased primarily due to increased utilization of our Texas pipelines.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•	a decrease of $32 million in realized natural gas sales and other primarily due to lower realized gains from pipeline optimization activity;

•	a decrease of $4 million in retention revenue due to lower natural gas prices; and

•	an increase of $3 million in selling, general and administrative expenses primarily due to higher allocated corporate costs; partially offset by

•	an increase of $17 million in realized storage margin primarily due to higher storage optimization;

•	an increase of $7 million in transportation fees primarily due to volume ramp-ups on the Red Bluff Express pipeline and new contracts; and

•	a decrease of $1 million in operating expenses primarily related to lower cost of fuel consumption resulting from lower natural gas prices.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2020	2019
Natural gas transported (BBtu/d)	10,630	11,532
Natural gas sold (BBtu/d)	15	19
Revenues	$464	$498
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(143)	(146)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(21)	(14)
Adjusted EBITDA related to unconsolidated affiliates	106	119
Other	(2)	(1)
Segment Adjusted EBITDA	$404	$456
Transported volumes decreased primarily due to lower utilization of contracted capacity on our Panhandle and Trunkline pipelines.

Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:

•
a decrease of $34 million in revenues primarily due to a $16 million decrease resulting from a contractual rate adjustment on commitments at our Lake Charles LNG facility and a $20 million decrease primarily due to lower rates and volumes as a result of less favorable market conditions on our Rover, Panhandle, Transwestern and Trunkline pipelines;

•	an increase of $7 million in selling, general and administrative expenses primarily due to higher overhead costs; and

•
a decrease of $13 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to an $11 million net decrease from our Midcontinent Express Pipeline joint venture as a result of less capacity sold and lower rates received following the expiration of certain contracts and a $2 million net decrease from our Citrus joint venture resulting from higher allocated expenses; partially offset by

•	a decrease of $3 million in operating expenses primarily due to lower ad valorem taxes.
Midstream

	Three Months Ended March 31,
	2020	2019
Gathered volumes (BBtu/d)	13,346	12,718
NGLs produced (MBbls/d)	610	563
Equity NGLs (MBbls/d)	36	35
Revenues	$1,170	$1,718
Cost of products sold	575	1,141
Segment margin	595	577
Operating expenses, excluding non-cash compensation expense	(193)	(183)
Selling, general and administrative expenses, excluding non-cash compensation expense	(26)	(19)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Other	—	1
Segment Adjusted EBITDA	$383	$382
Gathered volumes increased compared to the same period last year primarily due to increases in the Mid-Continent/Panhandle, Ark-La-Tex, Permian, South Texas and Northeast regions. NGL production increased due to increases in the Permian and Mid-Continent/Panhandle region, partially offset by ethane rejection in the South Texas region.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased slightly due to the net impacts of the following:

•	an increase of $28 million in fee-based margin due to volume growth in the Permian, Mid-Continent/Panhandle and Northeast regions; and

•	an increase of $13 million in non fee-based margin due to increased throughput volume in the Permian region; partially offset by

•	a decrease of $22 million in non fee-based margin due to lower NGL prices of $17 million and lower natural gas prices of $5 million;

•	an increase of $10 million in operating expenses due to an increase of $6 million in maintenance project costs and $4 million in employee costs; and

•	an increase of $7 million in selling, general and administrative expenses due to an increase in overhead costs allocated to the segment.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2020	2019
NGL transportation volumes (MBbls/d)	1,398	1,178
Refined products transportation volumes (MBbls/d)	533	617
NGL and refined products terminal volumes (MBbls/d)	847	777
NGL fractionation volumes (MBbls/d)	804	678
Revenues	$2,715	$3,031
Cost of products sold	1,836	2,326
Segment margin	879	705
Unrealized (gains) losses on commodity risk management activities	(55)	57
Operating expenses, excluding non-cash compensation expense	(159)	(149)
Selling, general and administrative expenses, excluding non-cash compensation expense	(25)	(19)
Adjusted EBITDA related to unconsolidated affiliates	23	18
Segment Adjusted EBITDA	$663	$612
NGL transportation volumes increased as throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions. In addition, NGL transportation volumes increased on our Mariner East pipeline system.
Refined products transportation volumes decreased due to the closure of a third-party refinery during the third quarter of 2019 and various turnarounds performed at third party refineries, which negatively impacted supply to our refined products transportation system. These decreases in volumes were partially offset by the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019.
NGL and refined products terminal volumes increased primarily due to higher volumes from our Mariner East system, the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, additional cargoes shipped out of our Nederland terminal, and the initiation of natural gasoline exports in July of 2019. These increases were partially offset by the closure of a third-party refinery during the third quarter of 2019 and various turnarounds performed at third-party refineries. For the three months ended March 31, 2019, NGL and refined products terminal volumes have been adjusted from amounts previously reported to be consistent with the current period presentation; specifically, those volumes were adjusted to exclude terminal volumes for which fees are attributable to storage capacity rather than terminal throughput.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased 19% primarily due to the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impacts of the following:

•
an increase of $113 million in transportation margin primarily due to a $74 million increase from higher throughput volumes on our Mariner East pipeline system, a $35 million increase from higher throughput volumes received from the Permian region on our Texas NGL pipelines, a $7 million increase due to the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, and a $5 million increase due to higher throughput volumes from the Barnett region. These increases were partially offset by a $6 million decrease resulting from the closure of a third-party refinery during the third quarter of 2019;

•
an increase of $16 million in terminal services margin primarily due to an $18 million increase from higher throughput on our Mariner East system partially offset by a $2 million decrease due to the closure of a third-party refinery;

•
an increase of $11 million in fractionators and refinery services margin primarily due to a $10 million increase from the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively, and higher NGL volumes from the Permian region feeding our Mont Belvieu fractionation facility; and

•	an increase of $7 million in storage margin primarily due to a $3 million increase in fees generated from exported volumes and a $3 million increase from higher throughput; partially offset by

•
a decrease of $85 million in marketing margin primarily due to a $50 million decrease from inventory valuation adjustments and a $34 million decrease from capacity lease fees incurred by our marketing affiliate on our Mariner East pipeline system;

•
an increase of $10 million in operating expenses primarily due to increases totaling $16 million for costs associated with operating additional assets as well as an increase in throughput volumes, partially offset by a $6 million decrease in power costs; and

•	an increase of $6 million in selling, general and administrative expenses primarily due to a $6 million increase in overhead costs allocated to the segment.
Crude Oil Transportation and Services

	Three Months Ended March 31,
	2020	2019
Crude transportation volumes (MBbls/d)	4,454	4,048
Crude terminals volumes (MBbls/d)	2,996	2,560
Revenues	$4,213	$4,186
Cost of products sold	3,458	3,162
Segment margin	755	1,024
Unrealized (gains) losses on commodity risk management activities	10	(109)
Operating expenses, excluding non-cash compensation expense	(158)	(150)
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(20)
Adjusted EBITDA related to unconsolidated affiliates	12	(2)
Other	—	1
Segment Adjusted EBITDA	$591	$744
Crude transportation and terminal volumes benefited from an increase in barrels through our existing Texas pipelines, our Bakken pipeline, the initiation of service on phase 2 of our Bayou Bridge pipeline in the second quarter of 2019, as well as the acquisition of pipeline assets during the fourth quarter of 2019. For the three months ended March 31, 2019, certain volumes have been reclassified from crude transportation volumes to crude terminal volumes to be consistent with the current period presentation.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:

•
a decrease of $150 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $206 million decrease (excluding a net change of $119 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business that was primarily from inventory valuation adjustments (a loss of $154 million for the current period compared to a gain of $36 million for the prior period) and a $58 million decrease on our Texas crude pipeline system due to lower average rates realized, partially offset by a $73 million increase in margin from terminal operations primarily due to assets acquired in 2019, a $20 million increase due to higher volumes on our Bakken Pipeline, and an $18 million increase due to higher volumes on our Bayou Bridge Pipeline;

•	an increase of $8 million in operating expenses primarily due to costs related to assets acquired in 2019, partly offset by lower crude trucking expenses; and

•
an increase of $8 million in selling, general and administrative expenses primarily due to a $3 million increase in allocated overhead, a $4 million increase in costs related to assets acquired in 2019, and a $1 million increase in legal expenses; partially offset by

•	an increase of $14 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired in 2019 and improved jet fuels sales by our joint ventures.

Investment in Sunoco LP

	Three Months Ended March 31,
	2020	2019
Revenues	$3,272	$3,692
Cost of products sold	3,164	3,322
Segment margin	108	370
Unrealized (gains) losses on commodity risk management activities	6	(6)
Operating expenses, excluding non-cash compensation expense	(109)	(98)
Selling, general and administrative expenses, excluding non-cash compensation expense	(30)	(24)
Adjusted EBITDA related to unconsolidated affiliates	2	—
Inventory valuation adjustments	227	(93)
Other	5	4
Segment Adjusted EBITDA	$209	$153
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:

•
an increase of $70 million in gross profit on motor fuel sales, primarily due to a 32.6% increase in gross profit per gallon sold and the receipt of a $13 million make-up payment under a fuel supply agreement; partially offset by a 2.2% decrease in gallons sold;

•	an increase in non-motor fuel sales gross profit of $2 million; and

•	an increase in unconsolidated affiliate adjusted EBITDA of $2 million; partially offset by

•
an increase of $17 million in operating expenses and selling, general and administrative expenses, excluding non-cash compensation, primarily attributable to a $16 million charge for current expected credit losses of Sunoco LP’s accounts receivable in connection with the financial impact from COVID-19.

Investment in USAC

	Three Months Ended March 31,
	2020	2019
Revenues	$179	$171
Cost of products sold	24	22
Segment margin	155	149
Operating expenses, excluding non-cash compensation expense	(35)	(35)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(13)
Segment Adjusted EBITDA	$106	$101
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impacts of the following:

•	an increase of $6 million in segment margin primarily due to an increase revenues as a result of the increase in average revenue generating horsepower; partially offset by

•	an increase of $1 million in selling, general and administrative expenses primarily due to an increase in the provision for expected credit losses.

All Other

	Three Months Ended March 31,
	2020	2019
Revenues	$513	$497
Cost of products sold	415	455
Segment margin	98	42
Unrealized gains on commodity risk management activities	(5)	(1)
Operating expenses, excluding non-cash compensation expense	(38)	(7)
Selling, general and administrative expenses, excluding non-cash compensation expense	(35)	(11)
Adjusted EBITDA related to unconsolidated affiliates	—	(1)
Other and eliminations	19	13
Segment Adjusted EBITDA	$39	$35
Segment Adjusted EBITDA. For the three months ended March 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impacts of the following:

•	an increase of $25 million from the acquisition of SemCAMS;

•	an increase of $16 million from settlement payments received from our ownership of PES; and

•	an increase of $5 million due to storage gains; partially offset by

•	a decrease of $2 million due to lower sales of residue gas;

•	a decrease of $3 million due to lower gas prices and increased power costs at our compression services business;

•	a decrease of $4 million due to lower revenues from our compression equipment business;

•	a decrease of $3 million due to higher expenses in our compression business resulting from lower cost recoveries and higher allocated costs;

•	a decrease of $2 million due to power trading activities;

•	a decrease of $10 million due to changes in eliminations of intersegment amounts, the net impacts of which are reflected in the all other segment; and

•	a decrease of $20 million due to higher merger and acquisition expense.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2020	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$2,973	December 1, 2023
ETO 364-Day Revolving Credit Facility	1,000	1,000	November 27, 2020
	$6,000	$3,973

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2020	2019
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$35	$32
FEP	(70)	14
MEP	—	7
White Cliffs	8	—
Other	20	12
Total equity in earnings (losses) of unconsolidated affiliates	$(7)	$65

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$79	$81
FEP	19	19
MEP	8	19
White Cliffs	14	—
Other	34	27
Total Adjusted EBITDA related to unconsolidated affiliates	$154	$146

Distributions received from unconsolidated affiliates:
Citrus	$49	$35
FEP	18	17
MEP	11	11
White Cliffs	13	—
Other	19	16
Total distributions received from unconsolidated affiliates	$110	$79

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$646	$617
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	335	342

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$608	$579
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	318	328
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
SemCAMS	51.0%
Others	various

(a)
Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.

(b)
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.

(c)	Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.

(d)
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.

(e)	Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.